Exhibit 99.1

Contact:	Barry E. Stewart
Executive Vice President and Chief Financial Officer
(337) 233-1307

LHC GROUP TO ACQUIRE ASSETS OF ROANE HOMECARE IN WEST VIRGINIA

And Signs Two License Lease Agreements in Arkansas

LAFAYETTE, Louisiana (March 21, 2007) – LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets, announced today that it has signed a definitive agreement with Roane General Hospital to acquire a 100% interest in the assets of Roane General Home Health located in Spencer, West Virginia. The service area of this acquisition spans two counties and brings LHC Group’s total service area in West Virginia to 16 counties. This area has an estimated total population of 330,000, with almost 16% over the age of 65. LHC Group will be operating the agency under the name Roane HomeCare.

Also, in separate transactions, LHC Group signed two license lease agreements. One of these agreements was signed with Fulton County Hospital in Salem, Arkansas. The approximate population in this service area is 139,000, with 21% over the age of 65. LHC Group will be operating the agency under the name Arkansas HomeCare of Fulton. The other agreement converts a current management agreement, which LHC Group has been managing since October 2004, to a license lease agreement. The approximate population in this service area is 437,000, with 13% over the age of 65.

Total combined Medicare revenue for twelve months for the three entities is approximately $2.3 million. These locations will begin service effective May 1, 2007 with LHC Group.

Keith Myers, president and chief executive officer of LHC Group said, “We welcome the healthcare professionals in Spencer, West Virginia, and Salem, Arkansas, to the growing LHC family. Our commitment is to continue helping people in these communities by providing the highest quality home based services available to the patients and families in the area. Continuity of service remains instrumental to our success in these markets, and the healthcare professionals’ expertise and ties to the community will be key to the transition.”

About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.